UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 7, 2007

Bristow Group Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31617 (Commission File Number)	72-0679819 (IRS Employer Identification No.)

2000 W. Sam Houston
Pkwy. S., Suite 1700
Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (713) 267-7600
Former Name or Former Address, if Changed Since Last Report:

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     On November 7, 2007, Bristow Group Inc., a Delaware corporation (the “Company”), and certain of the Company’s subsidiaries (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) relating to the offering and sale of $50 million aggregate principal amount of 7 1/2% Senior Notes due 2017 (the “Notes”) to a qualified institutional buyer in reliance on Rule 144A under the Securities Act and to non U.S. persons outside the United States in reliance on Regulation S under the Securities Act (the “Offering”).
     On November 13, 2007, the Company closed the Offering. The Notes were issued pursuant to an Indenture, dated as of June 13, 2007 (the “Indenture”), among the Company, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee (“Trustee”). The Company intends to use the net proceeds from the offering to fund additional aircraft purchases under commitments, options and for general corporate purposes. The Notes and the Company’s existing $300 million in principal amount of 7 1/2% senior notes due 2017 will have identical terms and will be treated as a single class of securities under the Indenture.
     The Company will pay interest on the Notes on March 15 and September 15 of each year, beginning on March 15, 2008. The Notes mature on September 15, 2017. The payment of the principal, interest and premium on the Notes is fully and unconditionally guaranteed on a senior basis by the Guarantors.
     There is no sinking fund for the Notes. The Notes are senior unsecured obligations of the Company and the Guarantors, rank equally with the Company’s outstanding 6 1/8% notes due 2013, the outstanding 7 1/2% senior notes due 2017 and any of the Company’s and the Guarantors’ future senior indebtedness and are effectively subordinated to the Company’s and the Guarantors’ existing and future secured indebtedness, as well as all indebtedness of the Company’s subsidiaries that are not Guarantors.
     The Notes include customary covenants, including limitations on the Company’s and its restricted subsidiaries’ ability to incur additional indebtedness or issue preferred stock; pay dividends or make other distributions to stockholders; purchase or redeem capital stock or subordinated indebtedness; make investments; create liens; dispose of assets; consolidate or merge with other companies and engage in transactions with affiliates.
     Upon the occurrence of certain events of default, the Trustee or the holders of at least 25% in principal amount of the Notes may declare all outstanding Notes to be due and payable immediately.
     The Notes may be offered and sold only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of other jurisdictions. In connection with the closing of the Offering, the Company, the Subsidiary Guarantors and the Purchasers entered into a Registration Rights Agreement, under which the Company agreed to offer to exchange the Notes for a new issue of substantially identical notes in a transaction registered under the Securities Act, unless the notes become freely transferable by non-affiliates without restriction. The Registration Rights Agreement also obligates the Company under certain circumstances to file a shelf registration statement relating to resales of the Notes.
Item 8.01     Other Events.
     The Company issued press releases on November 7, 2007 and November 13, 2007 to announce the pricing and the closing, respectively, of the Offering. Copies of the press releases are furnished with this report as Exhibits 99.1 and 99.2, respectively.
Item 9.01     Financial Statements and Exhibits.
(c)     Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release dated November 7, 2007.

99.2	Press Release dated November 13, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 13, 2007

BRISTOW GROUP INC. (Registrant)
By:	/s/ Randall A. Stafford
Randall A. Stafford
Vice President and General Counsel, Corporate Secretary